                                                                 EXHIBIT h(1)(f)

                 AMENDMENT NUMBER 4 TO THE AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of January 1, 2002 is made to the Amended and Restated Transfer Agency and Service Agreement dated December 29, 1997, as amended (the "Agreement") between AIM Investment Securities Funds (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to Article 11 of the Agreement.

The third "Whereas" clause in the recital is hereby deleted in its entirety and replaced with the following:

         "Whereas, the Fund on behalf of the Retail Class and the Institutional Class of each of the portfolios thereof (the "Portfolios") desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Portfolios, and the Transfer Agent desires to accept such appointment;"

Section 2.01 is hereby deleted in its entirety and replaced with the following:

         "2.01 For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of the Portfolio to pay the Transfer Agent fees as set out in the fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                          Per Account Fee
         Fund Type                                           Annualized
         ---------                                        ---------------
         Class A, B, C and Institutional
         Non-Daily Accrual Funds                               $15.20

         Class A, B, C and Institutional
         Monthly Dividend and Daily Accrual Funds              $16.20"

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


                                        AIM INVESTMENT SECURITIES FUNDS


                                        By: /s/ ROBERT H. GRAHAM
                                           ------------------------------------
                                           President
ATTEST:


/s/ [ILLEGIBLE]
----------------------------------
Assistant Secretary

                                        A I M FUND SERVICES, INC.

                                        By: /s/ TONY D. GREEN
                                           ------------------------------------
                                           President

ATTEST:


/s/ [ILLEGIBLE]
----------------------------------
Assistant Secretary